Exhibit 99.1

Press Release

Chelsea Therapeutics Announces Public Offering of Common Stock

CHARLOTTE, NC, September 28, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced today its intention, subject to market and other conditions, to offer $35 million in shares of its common stock in a registered public offering pursuant to its existing shelf registration statement. The company also intends to grant to the underwriters of the offering an option to purchase additional shares of common stock to cover over-allotments, if any. Deutsche Bank Securities Inc. is acting as sole book-running manager for the offering. Needham & Company, LLC is acting as a co-manager.

Chelsea has filed a shelf registration statement on Form S-3, as well as a prospectus supplement and accompanying prospectus, with the Securities and Exchange Commission (SEC). The prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, by sending a request to Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, Telephone number: +1-800-503-4611, Email: prospectusrequest@list.db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including droxidopa, an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension, and CH-4051, a metabolically inert oral antifolate engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks relating to the completion of the registered public offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds, our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder and other risks set forth in our public filings made with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-973-4201	704-973-4231